Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES 2008 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 23, 2009) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its year ended December 31, 2008.

The Company announces that earnings for the fourth quarter ended December 31, 2008 were ($.72) per diluted share, or ($1,890,000), a decrease from the $.11 per diluted share during the third quarter ended September 30, 2008.  This was a decrease from the $.49 per diluted share, or $1,318,000, the Company earned during the fourth quarter of the prior year.  Earnings for the year ended December 31, 2008 were ($1.33) per diluted share, or ($3,470,000), a decrease from the $2.19 per diluted share the Company earned in the prior year.

The decline in net income and earnings per share over the prior year quarter was attributable to several factors:
•
The Company increased its provision for loan losses by $3.4 million during the quarter (as compared to the prior year quarter) to compensate for significant loan growth, increased reserves on specific credits and deepening concerns over the local and national economy.

•
Non-interest income decreased $1.3 million, primarily due to Company write-downs on foreclosed assets held for sale and impairment losses in the Company’s investment portfolio.  Also, the Company experienced a 34% decline in income from sales of mortgage loans during the quarter.  This can be attributed primarily to the decline in the local economy and housing market.

•
Non-interest expense increased 10%, primarily due to the increased personnel costs incurred from hiring several key associates.  Also, in fiscal year 2008, the Federal Deposit Insurance Corporation increased its assessments of insurance premiums on all insured institutions.  For the quarter, these assessment premiums increased $166,145, or 1,463%, over the prior year quarter.

President and CEO Shaun Burke commented, “Our financial results in 2008 were very disappointing as our company and industry experienced the impact of our nation’s financial and credit crisis.  As the economy has faltered, we have aggressively built our allowance for loan and lease losses to 2.40% of loans, a level significantly higher than our peer group.  For the year, we expensed over $11 million into the reserve which was the primary factor in the net loss. Although non-performing loans are elevated, they remain manageable and the successful resolution of these credits is a primary focus for the coming year.”

“Our capital position remains above the regulatory “well-capitalized” levels.  We’ve worked hard to position our balance sheet to withstand the current challenges and we continue to aggressively improve our liquidity level.  Guaranty’s management team is working diligently to manage through this very difficult economic cycle, and to position the organization to benefit as the economy recovers,” said Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has ten full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,939	$9,507	$36,363	$37,818
Total interest expense	4,764	5,342	19,524	20,519
Provision for loan losses	3,565	210	11,744	840
Net interest income after provision for loan losses	610	3,955	5,095	16,459
Noninterest income (loss)	(235)	1,066	2,316	4,883
Noninterest expense	3,278	2,985	12,760	11,842

Income (loss) before income tax	(2,903)	2,036	(5,349)	9,500
Income tax expense (credit)	(1,013)	718	(1,879)	3,400

Net income (loss)	$(1,890)	$1,318	$(3,470)	$6,100
Net income (loss) per share-basic	$(0.72)	$0.50	$(1.33)	$2.25
Net income (loss) per share-diluted	$(0.72)	$0.49	$(1.33)	$2.19

Annualized return on average assets	(1.12%)	0.98%	(.54%)	1.18%
Annualized return on average equity	(18.24%)	11.89%	(8.43%)	13.46%
Net interest margin	2.73%	3.21%	2.71%	3.47%

		As of	As of
Financial Condition Data:		31-Dec-08	31-Dec-07

Cash and cash equivalents		$15,097	$12,046
Investments		72,843	19,400
Loans, net of allowance for loan losses 12/31/2008 - $13,728; 12/31/2007 - $5,963		561,327	516,242
Other assets		28,858	18,090
Total assets		$678,125	$565,778

Deposits		$447,079	$418,191
FHLB advances		132,436	76,086
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	9,849
Other liabilities		5,153	3,500
Total liabilities		639,883	523,091
Stockholder's equity		38,242	42,687
Total liabilities and stockholder equity		$678,125	$565,778

Equity to assets ratio		5.64%	7.54%
Book value per share		$14.63	$16.37
Non performing assets		$26,347	$7,981